UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12.

Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On or about February 15, 2006, Vestin Fund II, LLC (“Fund II”) mailed the attached letter to Southern Nevada unit holders of Fund II who have not voted as of February 15, 2006, regarding the proposal to convert Fund II into a real estate investment trust.

February 15, 2006

Dear Vestin Fund II Unit Holder:

As of today, unfortunately, Vestin has not yet received your proxy card regarding the proposal to convert Vestin Fund II into a mortgage REIT.

I appreciate that you may have a very busy schedule, but your vote IS important. I ask you to take a moment to complete your proxy card and return it to my office.

In the event you have any questions, I encourage you to contact my assistant Ken Kroll at 702-227-0965 to schedule a time for me to meet with you personally or to address your concerns over the telephone.

Sincerely
/s/ Mike Shustek
Mike Shustek

We have filed with the SEC a definitive proxy statement/prospectus and other materials relating to the proposed REIT conversion. The proxy statement/prospectus contains important information, and we urge you to read it carefully, including the “Risk Factors” commencing on page 7. If you have questions or need another copy of the definitive proxy statement/ prospectus, or you need another proxy card, please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.